AMENDMENT NO. 2
TO
INVESTMENT SUB-ADVISORY AGREEMENT
     This AMENDMENT NO. 2 TO INVESTMENT SUB-ADVISORY AGREEMENT is dated as of October 31, 2007, by and between THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas Corporation (the “Adviser”), and WELLINGTON MANAGEMENT COMPANY, LLP (the “Sub-Adviser”).
W I T N E S S E T H:
     WHEREAS, the Adviser and VALIC Company II (the “Corporation”), have entered into an Investment Advisory Agreement dated as of January 1, 2002, as amended from time to time (the “Advisory Agreement”), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Corporation, and pursuant to it which the Adviser may delegate one or more of its duties to a sub-adviser pursuant to a written sub-advisory agreement; and
     WHEREAS, the Adviser and the Sub-Adviser are parties to an Investment Sub-Advisory Agreement dated January 1, 2002, as amended from time to time (the “Sub-Advisory Agreement”), pursuant to which the Sub-Adviser furnishes investment advisory services to certain series (the “Funds”) of the Corporation, as listed on Schedule A of the Sub-Advisory Agreement;
     WHEREAS, the parties desire to amend the Sub-Advisory Agreement to comply with the requirements of rules 17a-10, 10f-3, 12d3-1 and 17e-1 under the Investment Company Act of 1940, as amended, relating to certain exemptions available for transactions with sub-advisory affiliates; and
     WHEREAS, the Board of Trustees of the Corporation has approved this Amendment to the Sub-Advisory Agreement and it is not required to be approved by the shareholders of the Funds.
     NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:
     1. The following provision is inserted in Section 1 of the Sub-Advisory Agreement:
“The Sub-Adviser also represents and warrants that in furnishing services hereunder, the Sub-Adviser will not consult with any other sub-adviser of the Funds or other series of the Corporation, to the extent any other sub-advisers are engaged by the Adviser, or any other sub-advisers to other investments companies that are under common control with the Corporation, concerning transactions of the Funds in securities or other assets, other than for purposes of complying with the conditions of paragraphs (a) and (b) of rule 12d3-1 under the Act.”
2. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.
3. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Sub-Advisory Agreement shall remain unchanged and shall continue to be in full force and effect.
4. Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Sub-Advisory Agreement.
     IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

VARIABLE ANNUITY LIFE INSURANCE COMPANY		WELLINGTON MANAGEMENT COMPANY, LLP

By:	/S/ EVELYN M. CURRAN	By:	/S/ NANCY T. LUKITSH

Name: Evelyn Curran		Name: Nancy T. Lukitsh
Title: Senior Vice President		Title: Senior Vice President

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